EXHIBIT 99.2

To: All Associates
Subject: Acquisition Announcement: Perry Ellis to Become Private Company

Dear Associates,

I am pleased to share exciting news. Perry Ellis has signed a definitive merger agreement to be acquired in an all-cash transaction at $27.50 per share or approximately $437 million by a newly formed entity controlled by Perry Ellis’ founder and Board Member, George Feldenkreis. Upon closing, this transaction will result in us becoming a private company. A copy of the press release we issued can be found HERE.

Over the past 50 years, with the help of our employees, we have built a tremendous business and have delivered strong results along the way. This transaction will allow us to make important investments, experiment and innovate, free of the short-term pressures that come with operating as a public company. I am confident that this transaction will enable Perry Ellis’ continued growth of its powerful global lifestyle brands and advancement of our strategy and provide greater flexibility to pursue our long term strategy of transforming into higher-margin businesses and channels of distribution, including international, direct-to-consumer and licensing. As always, we will remain true to the qualities and commitments that have distinguished Perry Ellis from our competitors.

The transaction is expected to occur in the second half of calendar year 2018, following the receipt of customary approvals, including by our shareholders. Following the closing of the transaction, Perry Ellis will continue to be led by our current senior management team. The completion of this transaction will enable us to preserve the integrity of the infrastructure and business units of the Company across the United States and abroad. Perry Ellis will remain headquartered in Miami.

There are many reasons to be excited about this new chapter in Perry Ellis’ history. We are counting on you to remain focused on your day-to-day responsibilities and continue to deliver the quality and value our customers have come to expect. I know we will continue to not just meet, but exceed their expectations.

In any change of this magnitude, it is natural to have questions. We will be hosting a Town Hall Meeting at 2 p.m. ET on Monday, June 18th at our Miami headquarters to further discuss what this means for you and why you should share our excitement about the future. Of course, we will continue to keep you updated regarding important developments as we progress towards the closing.

This announcement may lead to inquiries from external parties, and as always, it is important for Perry Ellis to speak with one voice. Consistent with our existing policy, you should not comment and instead direct all inquiries to our General Counsel, Tricia Thompkins at tricia.thompkins@pery.com.

On behalf of the Board and management team, I would like to thank all of you for your hard work and dedication to Perry Ellis.

Sincerely,

Oscar Feldenkreis,
CEO and President